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                                   EXHIBIT 5


                      LEGAL OPINION OF LUSE LEHMAN GORMAN
                 POMERENK & SCHICK, A PROFESSIONAL CORPORATION


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October 17, 1996


The Board of Directors
Hinsdale Financial Corporation
One Grant Square
Hinsdale, Illinois  60521

               Re:    Hinsdale Financial Corporation, Inc.
                      Common Stock Par Value $.01 Per Share
                      -------------------------------------


Gentlemen:

     You have requested the opinion of this firm as to certain matters in connection with the issuance of Common Stock, par value $.01 per share ("Common Stock"), of Hinsdale Financial Corporation ("Company"), in connection with the Agreement and Plan of Merger, dated August 2, 1996, among the Company and Liberty Bancorp, Inc, ("Liberty") providing for the merger of Liberty with and into the Company, with the Company as the surviving entity (the "Merger"). Pursuant to the Merger Agreement and the Merger, shareholders of Liberty will receive shares of Common Stock of the Company in exchange for their shares of Liberty Common Stock, as set forth in the Merger Agreement. We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form S-4 ("Form S-4"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

     We are of the opinion that following the declaration of effectiveness of the Form S-4, the receipt of approvals of the Company's and Liberty's shareholders and the regulatory authorities, and the satisfaction or waiver of all conditions precedent to the consummation of the Merger set forth in the Merger Agreement, the Common Stock, when issued in accordance with the Merger Agreement, will be legally issued, fully paid and non-assessable.

     This opinion has been prepared solely for the use of the Company in connection with the Form S-4, and should not be used for any other purpose nor relied upon by any other person (except for the Securities and Exchange Commission in connection with its processing of the Form S-4), without the prior written consent of this firm. We hereby consent to our firm being referenced under the captions "Legal Matters" in the Form S-4.


                                 Very truly yours,

                                 /s/ Luse Lehman Gorman Pomerenk & Schick, P.C.


                                LUSE LEHMAN GORMAN POMERENK & SCHICK
                                A PROFESSIONAL CORPORATION